Exhibit 5.2

GELFAND STEIN & WASSON LLP

A LIMITED LIABILITY PARTNERSHIIP

INCLUDING A PROFESSIONAL CORPORATION

11755 WILSHIRE BOULEVARD, SUITE 1230

LOS ANGELES, CALIFORNIA 90025-1518

May 27, 2004

PRIMEDIA Inc.

745 Fifth Avenue

23rd Floor

New York, New York 10151

                RE:         Primedia-Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special California counsel to PRIMEDIA Inc., a Delaware corporation (the “Company”), and to each of the California corporations listed on Schedule I hereto, each of which is a California corporation (collectively, the “California Guarantors”) in connection with the Registration Statement on Form S–3 (the “Registration Statement”) filed by the Company and the subsidiaries of the Company named in Schedule I hereto (the “Subsidiary Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to (i) shares of common stock of the Company par value $0.01 per share (the “Common Stock”); (ii) warrants to purchase Common Stock (the “Common Stock Warrants”); (iii) shares of preferred stock of the Company par value $0.01 per share (the “Preferred Stock”); (iv) warrants to purchase Preferred Stock (the “Preferred Stock Warrants”); (v) debt securities, which may be either senior (“Senior Debt Securities”), senior subordinated (the “Senior Subordinated Debt Securities”) or subordinated (the “Subordinated Debt Securities”) (collectively, the “Debt Securities”); (vi) warrants to purchase Debt Securities (the “Debt Security Warrants”); (vii) guarantees of the Subsidiary Guarantors, which may be issued in connection with the Debt Securities (the “Guarantees”); (viii) contracts for the purchase and sale of Common Stock (the “Purchase Contracts”); (ix) Stock Purchase Units of the Company, consisting of a Purchase Contract and either a beneficial interest in Debt Securities or debt obligations of third parties, including U.S. Treasury securities (the “Stock Purchase Units”); (x) Common Stock, Debt Securities and Guarantees that may be issued upon exercise of Securities Warrants (as defined below), Warrant Units (as defined below) or Purchase Contracts, whichever is applicable and (xi) warrant units, consisting of (a) a Securities Warrant and (b) another Security (as defined below). The Common Stock, the Preferred Stock, the Debt Securities, the Guarantees, the Purchase Contracts, the Securities Warrants, the Warrant Units and the Stock Purchase Units are hereinafter referred to collectively as the “Securities.”  The Securities may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus (the “Prospectus Supplements”) and pursuant to Rule 415 under the Securities Act for an aggregate initial offering price not to exceed $1,000,000,000.

The Senior Debt Securities and the Guarantees thereof, if applicable, will be issued under an Indenture (the “Senior Indenture”) among the Company, The Bank of New York, as trustee (in such capacity, the “Senior Trustee”), and such Subsidiary Guarantors as shall be named therein, if applicable.  The Senior Subordinated Debt Securities and the Guarantees thereof, if applicable, will be issued under an Indenture (the “Senior Subordinated Indenture”) among the Company, The Bank of New York, as trustee (in such capacity, the “Senior Subordinated Trustee”) and such Subsidiary Guarantors as shall be named therein, if applicable. The Subordinated Debt Securities and the Guarantees thereof, if applicable, will be issued under an Indenture (the “Subordinated Indenture”) among the Company, The Bank of New York, as trustee (in such capacity, the “Subordinated Trustee”) and such Subsidiary Guarantors as shall be named therein, if applicable.  The Senior Indenture, the Senior Subordinated Indenture and the Subordinated Indenture are hereinafter referred to collectively as the “Indentures.” The Purchase Contracts will be issued pursuant to a Purchase Contract Agreement (the “Purchase Contract Agreement”) between the Company and such Purchase Contract Agent as shall be named therein (the “Purchase Contract Agent”).

The Common Stock Warrants, the Preferred Stock Warrants and the Debt Security Warrants are hereinafter referred to collectively as the “Securities Warrants.”  The Common Stock Warrants will be issued under a Common Stock Warrant Agreement (the “Common Stock Warrant Agreement”) between the Company and the Common Stock Warrant Agent as shall be named therein.  The Preferred Stock Warrants will be issued under a Preferred Stock Warrant Agreement (the “Preferred Stock Warrant Agreement”) between the Company and the Preferred Stock Warrant Agent as shall be named therein. The Senior Debt Security Warrants will be issued under a Senior Debt Security Warrant Agreement (the “Senior Debt Security Warrant Agreement”) among the Company, the Senior Debt Security Warrant Agent named therein and the Senior Trustee.  The Senior Subordinated Debt Security Warrants will be issued under a Senior Subordinated Debt Security Warrant Agreement (the “Senior Subordinated Debt Security Warrant Agreement”) among the Company, the Senior Subordinated Debt Security Warrant Agent named therein and the Senior Subordinated Trustee.  The Subordinated Debt Security Warrants will be issued under a Subordinated Debt Security Warrant Agreement (the “Subordinated Debt Security Warrant Agreement”) among the Company, the Subordinated Debt Security Warrant Agent named therein and the Subordinated Trustee.  The Common Stock Warrant Agreement, the Preferred Stock Warrant Agreement, the Senior Debt Security Warrant Agreement, the Senior Subordinated Debt Security Warrant Agreement and the Subordinated Debt Security Warrant Agreement are hereinafter referred to collectively as the “Warrant Agreements.”

The Warrant Units consisting of (a) a Securities Warrant and (b) another Security will be issued pursuant to a warrant unit agreement (the “Warrant Unit Agreement”) to be entered into by and between the Company and a warrant unit agent, and, if the Warrant Unit includes a Debt Security, the Trustee under the Indenture governing such Debt Security.  Each party to a Warrant Agreement or a Warrant Unit Agreement other than the Company is referred to hereinafter as a “Counterparty.”

We have not been involved in the underlying negotiations which led to the preparation or execution of the Registration Statement or any documents or instruments in this transaction or any agreements entered into or any disclosures in connection with the transaction described above.  We have not been asked to, and do not, render any opinion on the terms, disclosures and provisions of such documents.

We have examined the Registration Statement and the forms of the Indenture, which have been filed with the Commission as exhibits to the Registration Statement.  We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.  As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the California Guarantors.  We have not examined or reviewed any communication, disclosure, instrument, agreement, document or other item or conducted any independent inquiry or investigation of any matter except as otherwise expressly set forth herein.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

We have assumed further that at the time of execution, authentication, issuance and delivery of the Debt Securities and the Guarantees thereof, if applicable, the Indentures will have been duly authorized, executed and delivered by the Company and each Guarantor, if applicable.

We have assumed further that at the time of execution, countersignature, issuance and delivery of any Securities Warrants, the related Warrant Agreement or the related Warrant Unit Agreement, as applicable, will have been duly authorized, executed and delivered by the Company.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.             Each of the California Guarantors has been duly incorporated and each is validly existing and in good standing as a corporation under the laws of the State of California.

2.             At the time of execution, authentication, issuance and delivery of the Debt Securities and the Guarantees thereof, if applicable, execution, delivery and performance by each of the California Guarantors of the Indentures and the Debt Securities and the Guarantees by each such California Guarantor, if applicable, will not violate the laws of the State of California.

3.             With respect to the Guarantees, assuming (a) the taking of all necessary corporate action to approve the issuance and terms of the Guarantees and related matters by the

Board of Directors of each of the California Guarantors, a duly constituted and acting committee of such Board or duly authorized officers of each such Guarantor, (b) the due execution, authentication, issuance and delivery of the Debt Securities underlying such Guarantees, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of the applicable Indenture and such agreement and (c) the due issuance of such Guarantees, such Guarantees will constitute valid and legally binding obligations of each of the California Guarantors enforceable against each of the California Guarantors in accordance with their terms.

Our opinions set forth above are subject to (1) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (2) general equitable principles (whether considered in a proceeding in equity or at law) and (3) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the laws of the State of California.

The opinions expressed herein are provided as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may subsequently come to our attention or any changes in law which may hereafter occur.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.  This opinion letter may be relied upon by Simpson Thacher & Bartlett LLP.

Very truly yours,

/s/ Gelfand Stein & Wasson LLP

GELFAND STEIN & WASSON LLP

SCHEDULE I: GUARANTORS

Legal Name	Jurisdiction of Organization

About, Inc	Delaware
Canoe & Kayak, Inc.	Delaware
Channel One Communications Corp.	Delaware
Cover Concepts Marketing Services, LLC	Delaware
CSK Publishing Company Inc.	Delaware
Films for the Humanities & Sciences, Inc.	Delaware
Go Lo Entertainment, Inc.	Delaware
Haas Publishing Companies, Inc.	Delaware
Hacienda Productions, Inc.	Delaware
HPC Brazil, Inc.	Delaware
IntelliChoice, Inc.	California
Kagan Media Appraisals, Inc.	California
Kagan Seminars, Inc.	California
Kagan World Media, Inc.	Delaware
McMullen Argus Publishing, Inc.	California
Media Central IP Corp.	Delaware
Motor Trend Auto Shows Inc.	Delaware
Paul Kagan Associates, Inc.	Delaware
PRIMEDIA Business Magazines & Media Inc.	Delaware
PRIMEDIA Companies Inc.	Delaware
PRIMEDIA Enthusiast Publications, Inc.	Pennsylvania
PRIMEDIA Finance Shared Services, Inc.	Delaware
PRIMEDIA Holdings III Inc.	Delaware
PRIMEDIA Information Inc.	Delaware
PRIMEDIA Leisure Group Inc.	Delaware
PRIMEDIA Magazines Inc.	Delaware
PRIMEDIA Magazine Finance Inc.	Delaware
PRIMEDIA Special Interest Publications Inc.	Delaware
PRIMEDIA Specialty Group Inc.	Delaware
PRIMEDIA Workplace Learning LLC	Delaware
PRIMEDIA Workplace Learning LP	Delaware
Simba Information Inc.	Connecticut
The Virtual Flyshop, Inc.	Delaware